CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 3 to the Registration Statement on Form N-4 of our report dated January 30, 1998, except as to Note 17 which is as of March 12, 1998, relating to the statutory basis financial statements of London Pacific Life & Annuity Company and our report dated April 6, 1998, relating to the financial statements of LPLA Separate Account One, both of which appear in such Statement of Additional Information. We also consent to the reference to us under the headings "Experts" in such Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston,  Massachusetts
December 29, 1998